FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR & ESG
Date: August 2, 2023		IR@maximus.com

Maximus Reports Fiscal Year 2023 Third Quarter Results
Domestic segments successfully deliver on expectations driving core business
(Tysons, Va. - August 2, 2023) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and nine months ended June 30, 2023.
Highlights for the third quarter of fiscal year 2023 include:
•Revenue increased 5.6% to $1.19 billion, compared to $1.13 billion for the prior year period. Organic growth was 6.7% and driven by higher volumes on key programs in the U.S. segments.
•Diluted earnings per share were $0.50 and adjusted diluted earnings per share were $0.78, both of which include an approximately $22 million expense, or $0.26 per share impact, related to the previously-disclosed cybersecurity incident.
•U.S. Federal Services segment margin was 12.7%, and U.S. Services segment was 10.5%, which demonstrate successful delivery on ramping PACT Act volumes and commencement of Medicaid redeterminations.
•The company is tightening revenue guidance and updating earnings guidance to account for the cybersecurity incident in third-quarter results. For fiscal year 2023, revenue is expected to range between $4.875 billion and $4.975 billion, and adjusted diluted earnings per share between $3.74 and $3.94 per share, which is equivalent to between $4.00 and $4.20 excluding the cybersecurity incident.
•A quarterly cash dividend of $0.28 per share is payable on August 31, 2023, to shareholders of record on August 15, 2023.
"Our third quarter results show successful execution on the key drivers to which we previously felt there was excellent visibility, so we feel confident in achieving our full-year financial targets," said Bruce Caswell, President and Chief Executive Officer. "Those targets have been updated to reflect the accrual arising from the cybersecurity incident. Nevertheless, the fundamentals of the business remain as strong as ever, both in the near term and well into future periods."

Caswell continued, "Medicaid redeterminations are commencing as anticipated, enabling us to regain operating leverage in U.S. Services and overcoming a multi-year headwind. There is meaningful volume growth which we expect to continue in our U.S. Federal clinical services business driven by PACT Act legislation. Finally, we are focused on a broad range of new work opportunities on the horizon aligned with our strategy and underpinned by recent recompete wins that secure the base of the business."
Third Quarter Results
Revenue for the third quarter of fiscal year 2023 increased 5.6% to $1.19 billion, compared to $1.13 billion for the prior year period. Organic growth was 6.7%, driven by volume growth in key programs in the U.S. segments.
For the third quarter of fiscal year 2023, operating margin was 4.9% and the adjusted operating margin was 6.9%. This compares to margins of 4.8% and 6.9%, respectively, for the prior year period. Diluted earnings per share were $0.50 and adjusted diluted earnings per share were $0.78. This compares to $0.51 and $0.78, respectively, for the prior year period.
Adjusted diluted earnings per share of $0.78 this quarter includes the $0.26 per share detriment related to the cybersecurity incident and would have been $1.04 excluding these costs. On July 26, 2023, the company announced a cybersecurity incident related to a third-party file-sharing application. Results for the third quarter of fiscal year 2023 contained in this release include an approximately $22 million expense for total investigation and remediation costs related to the incident, reflecting the best estimate based on the currently available information.

In addition, the Outside the U.S. segment realized an operating loss totaling $15.2 million driven by macroeconomic factors that have caused expectations to deteriorate on the segment's employment services contracts.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the third quarter of fiscal year 2023 increased 11.1% to $584.0 million, compared to $525.5 million reported for the prior year period. All growth was organic and driven by volume growth on both the Veterans Affairs Medical Disability Exams (MDE) contracts, which comprise the Veterans Evaluation Services (VES) business, and the student loan servicing contract.
The segment operating margin for the third quarter of fiscal year 2023 was 12.7%, compared to 10.4% reported for the prior year, and results this quarter slightly beat expectations. The MDE contracts had strong delivery on a higher level of volumes driven by the PACT Act. The full-year fiscal 2023 margin for the U.S. Federal Services Segment is still expected to range between 10% and 11%.
U.S. Services Segment
U.S. Services Segment revenue for the third quarter of fiscal year 2023 increased 12.5% to $449.1 million, compared to $399.3 million reported in the prior year period. All growth was organic and driven by contributions from last year's new work wins as well as revenue from the commencement of Medicaid redeterminations.
The segment operating margin for the third quarter of fiscal year 2023 was 10.5%, compared to 8.0% reported for the prior year, which was impacted by the ongoing pause to Medicaid redeterminations. Results this quarter were aligned with expectations for an improving segment margin over the remaining fiscal year as redeterminations resume. The full-year fiscal 2023 margin for the U.S. Services Segment is still expected to range between 9% and 11%.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the third quarter of fiscal year 2023 decreased 22.5% to $155.7 million, compared to $200.9 million reported in the prior year period. Organic revenue contracted 16.6% due primarily to lower revenue in Australia following last year's rebid outcome and a $14.4 million reduction to estimates for future period outcomes-based payments on employment services programs. The divestiture of two small businesses in the second quarter of fiscal year 2023 reduced revenue by 4.5%, and currency was a 1.8% headwind.
The segment realized an operating loss of $15.2 million for the third quarter of fiscal year 2023, compared to an operating loss of $11.2 million in the prior year period. The higher-than-anticipated loss this quarter was driven by a $14.4 million revenue reduction to estimates which directly impacted the segment's income and resulted from macroeconomic factors causing expectations to decline on the segment's employment services contracts. The company remains focused on portions of the segment that are underperforming and is committed to shaping the segment, within practical constraints, to be aligned strategically and deliver consistent profitability.
Sales and Pipeline
Year-to-date signed contract awards at June 30, 2023, totaled $4.27 billion, and contracts pending (awarded but unsigned) totaled $3.10 billion. The book-to-bill ratio at June 30, 2023, was 2.2x calculated on a trailing twelve-month basis and includes the Contact Center Operations contract valued at $6.6 billion awarded in September 2022. The book-to-bill ratio excluding this contract was 1.1x at June 30, 2023.
The sales pipeline at June 30, 2023, totaled $32.1 billion, comprised of approximately $2.6 billion in proposals pending, $0.85 billion in proposals in preparation, and $28.7 billion in opportunities tracking. New work opportunities represent approximately 80% of the total sales pipeline.
Balance Sheet and Cash Flows
At June 30, 2023, cash and cash equivalents totaled $35.0 million, and gross debt was $1.32 billion. The ratio of debt, net of allowed cash, to EBITDA for the quarter ended June 30, 2023, as calculated in accordance with the company's credit agreement, was 2.5x and unchanged from the quarter ended March 31, 2023.

For the third quarter of fiscal year 2023, cash used in operating activities totaled $5.3 million, and free cash outflow was $30.4 million. DSO increased to 61 days at June 30, 2023, compared to DSO of 56 days at March 31, 2023, leading to an increase in working capital. In addition, the month of June this year included an extra payday, which had timing impact for cash flows for the three months ended June 30, 2023.
On July 7, 2023, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on August 31, 2023, to shareholders of record on August 15, 2023.
Updated FY23 Guidance
Maximus expects revenue for fiscal year 2023 revenue guidance to range between $4.875 billion and $4.975 billion, yielding a $4.925 billion midpoint which is unchanged from prior guidance of between $4.85 billion and $5.0 billion.
Adjusted operating income, which excludes the expense for amortization of intangible assets, is expected to range between $387 million and $401 million, as compared to prior guidance of between $415 million and $440 million. Costs related to the cybersecurity incident are included in the updated guidance, whereas adjusted operating income would be expected to range between $409 million and $423 million, excluding the charge in the third quarter of fiscal year 2023.
Adjusted diluted earnings per share, which excludes the expense for amortization of intangible assets, is expected to range between $3.74 and $3.94 per share, as compared to prior guidance of between $4.00 and $4.30. Excluding the cybersecurity incident costs, adjusted diluted earnings per share would be expected to range between $4.00 and $4.20 per share.
Free cash flow is expected to range between $190 million and $230 million, as compared to prior guidance of between $225 million and $275 million. Excluding the cybersecurity incident costs, free cash flow would be expected to range between $212 million and $252 million.
The company's guidance implies strong earnings growth for the fourth quarter of fiscal year 2023, which is largely unchanged from prior guidance, and driven by further increasing volumes in the VES business in U.S. Federal Services and an anticipated moderate sequential increase to Medicaid redeterminations in U.S. Services.
The company forecasts interest expense to still range between $82 million and $85 million, an updated effective income tax rate between 23.0% and 23.5%, and an updated weighted average shares outstanding between 61.4 million and 61.5 million shares for fiscal year 2023.
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, August 3, 2023, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The accompanying earnings presentation slides, including relevant financial charts, are available at investor.maximus.com.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.

Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, operating income and EPS adjusted for amortization of intangible assets, EBITDA, and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2022, which was filed with the Securities and Exchange Commission (SEC) on November 22, 2022, and in our Form 10-Q expected to be filed shortly. The Company's SEC reports are accessible on maximus.com.
On July 26, 2023, the company announced a cybersecurity incident related to a third-party file-sharing application. Results for the third quarter of fiscal year 2023 contained in this release include an approximately $22 million expense for total investigation and remediation costs related to the incident, which reflects our best estimate based on the currently available information. This estimate is preliminary and could change prior to the time we file our Form 10-Q for the third fiscal quarter of 2023.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands, except per share amounts)
Revenue	$1,188,677	$1,125,785	$3,644,775	$3,453,987
Cost of revenue	924,313	915,564	2,907,061	2,787,160
Gross profit	264,364	210,221	737,714	666,827
Selling, general, and administrative expenses	182,545	132,974	471,445	387,502
Amortization of intangible assets	23,431	22,690	70,599	67,951
Operating income	58,388	54,557	195,670	211,374
Interest expense	21,026	10,791	63,631	29,867
Other expense/(income), net	1,005	2,497	(79)	2,093
Income before income taxes	36,357	41,269	132,118	179,414
Provision for income taxes	5,494	9,934	29,472	44,653
Net income	$30,863	$31,335	$102,646	$134,761

Earnings per share:
Basic	$0.50	$0.51	$1.68	$2.17
Diluted	$0.50	$0.51	$1.67	$2.17
Weighted average shares outstanding:
Basic	61,141	61,607	61,125	62,038
Diluted	61,544	61,756	61,368	62,190

Dividends declared per share	$0.28	$0.28	$0.84	$0.84

Maximus, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2023	September 30, 2022
	(unaudited)
Assets:
Cash and cash equivalents	$35,007	$40,658
Accounts receivable, net	798,509	807,110
Income taxes receivable	34,435	2,158
Prepaid expenses and other current assets	128,085	182,387
Total current assets	996,036	1,032,313
Property and equipment, net	44,808	52,258
Capitalized software, net	88,007	58,740
Operating lease right-of-use assets	160,563	132,885
Goodwill	1,780,884	1,779,415
Intangible assets, net	727,956	804,904
Deferred contract costs, net	45,928	47,732
Deferred compensation plan assets	44,412	37,050
Deferred income taxes	5,771	4,970
Other assets	48,819	42,447
Total assets	$3,943,184	$3,992,714
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$283,686	$264,553
Accrued compensation and benefits	140,007	178,199
Deferred revenue, current portion	64,822	87,146
Income taxes payable	70	718
Long-term debt, current portion	86,901	63,458
Operating lease liabilities, current portion	53,385	63,999
Other current liabilities	54,430	116,374
Total current liabilities	683,301	774,447
Deferred revenue, non-current portion	14,860	21,414
Deferred income taxes	207,145	206,099
Long-term debt, non-current portion	1,223,133	1,292,483
Deferred compensation plan liabilities, non-current portion	47,363	40,210
Operating lease liabilities, non-current portion	120,766	86,175
Other liabilities	13,763	22,515
Total liabilities	2,310,331	2,443,343
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 60,784 and 60,774 shares issued and outstanding as of June 30, 2023, and September 30, 2022, respectively	581,338	557,978
Accumulated other comprehensive loss	(24,311)	(33,961)
Retained earnings	1,075,826	1,025,354
Total shareholders' equity	1,632,853	1,549,371
Total liabilities and shareholders' equity	$3,943,184	$3,992,714

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands)
Cash flows from operating activities:
Net income	$30,863	$31,335	$102,646	$134,761
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	10,771	8,676	37,092	29,875
Amortization of intangible assets	23,431	22,690	70,599	67,951
Amortization of debt issuance costs and debt discount	601	649	2,236	1,946
Deferred income taxes	3,743	(3,861)	2,375	(7,179)
Stock compensation expense	8,296	7,028	22,239	22,080
Loss on sale of businesses	—	—	883	—
Change in assets and liabilities, net of effects of business combinations and disposals:
Accounts receivable	(54,854)	9,067	7,675	(39,997)
Prepaid expenses and other current assets	7,689	(315)	21,101	9,454
Deferred contract costs	1,662	(1,271)	2,245	(7,702)
Accounts payable and accrued liabilities	23,276	(39,530)	16,915	(42,577)
Accrued compensation and benefits	(17,390)	42,127	(31,612)	13,846
Deferred revenue	(13,400)	(18,131)	(31,747)	342
Income taxes	(26,608)	693	(33,186)	(12,822)
Operating lease right-of-use assets and liabilities	(1,670)	(37)	(3,742)	(1,330)
Other assets and liabilities	(1,696)	(1,203)	(15,968)	1,128
Net cash (used in)/provided by operating activities	(5,286)	57,917	169,751	169,776
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(25,112)	(13,038)	(58,863)	(35,936)
Acquisitions of businesses, net of cash acquired	—	(14,140)	—	(14,144)
Proceeds from sale of businesses	—	—	9,124	—
Proceeds from sale of land and building	—	2,000	—	2,000
Net cash used in investing activities	(25,112)	(25,178)	(49,739)	(48,080)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,020)	(17,103)	(51,053)	(51,762)
Purchases of Maximus common stock	—	(48,021)	—	(73,864)
Tax withholding related to RSU vesting	—	—	(8,475)	(9,673)
Payments for contingent consideration	(2,621)	—	(6,662)	—
Proceeds from borrowings	220,000	175,000	682,398	415,000
Principal payments for debt	(200,054)	(139,265)	(730,514)	(442,973)
Restricted cash movements	2,517	—	(54,543)	—
Net cash provided by/(used in) financing activities	2,822	(29,389)	(168,849)	(163,272)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	549	(4,693)	3,735	(4,369)
Net change in cash, cash equivalents, and restricted cash	(27,027)	(1,343)	(45,102)	(45,945)
Cash, cash equivalents and restricted cash, beginning of period	118,720	111,968	136,795	156,570
Cash, cash equivalents and restricted cash, end of period	$91,693	$110,625	$91,693	$110,625

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended				For the Nine Months Ended
	June 30, 2023		June 30, 2022		June 30, 2023		June 30, 2022
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$583,960		$525,519		$1,786,202		$1,680,678
U.S. Services	449,061		399,320		1,338,242		1,183,814
Outside the U.S.	155,656		200,946		520,331		589,495
Revenue	$1,188,677		$1,125,785		$3,644,775		$3,453,987
Gross profit:
U.S. Federal Services	$156,945	26.9%	$124,203	23.6%	$402,513	22.5%	$365,932	21.8%
U.S. Services	98,538	21.9%	74,135	18.6%	268,152	20.0%	248,805	21.0%
Outside the U.S.	8,881	5.7%	11,883	5.9%	67,049	12.9%	52,090	8.8%
Gross profit	$264,364	22.2%	$210,221	18.7%	$737,714	20.2%	$666,827	19.3%
Selling, general, and administrative expenses:
U.S. Federal Services	$82,892	14.2%	$69,466	13.2%	$229,591	12.9%	$203,340	12.1%
U.S. Services	51,536	11.5%	42,351	10.6%	140,793	10.5%	115,726	9.8%
Outside the U.S.	24,122	15.5%	23,101	11.5%	75,936	14.6%	68,452	11.6%
Loss on sale of businesses (2)	—	NM	—	NM	883	NM	—	NM
Other (3)	23,995	NM	(1,944)	NM	24,242	NM	(16)	NM
Selling, general, and administrative expenses	$182,545	15.4%	$132,974	11.8%	$471,445	12.9%	$387,502	11.2%
Operating income/(loss):
U.S. Federal Services	$74,053	12.7%	$54,737	10.4%	$172,922	9.7%	$162,592	9.7%
U.S. Services	47,002	10.5%	31,784	8.0%	127,359	9.5%	133,079	11.2%
Outside the U.S.	(15,241)	(9.8)%	(11,218)	(5.6)%	(8,887)	(1.7)%	(16,362)	(2.8)%
Amortization of intangible assets	(23,431)	NM	(22,690)	NM	(70,599)	NM	(67,951)	NM
Loss on sale of businesses (2)	—	NM	—	NM	(883)	NM	—	NM
Other (3)	(23,995)	NM	1,944	NM	(24,242)	NM	16	NM
Operating income	$58,388	4.9%	$54,557	4.8%	$195,670	5.4%	$211,374	6.1%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)During the second quarter of fiscal year 2023, we sold a small commercial practice in the United Kingdom and our employment operations business in Sweden, both subsidiaries within our Outside the U.S. Segment, resulting in a loss.
(3)Other includes credits and costs that are not allocated to a particular segment. In the three and nine months ended June 30, 2023, these charges include $22.1 million related to the costs of a previously disclosed cybersecurity incident. Other charges include those related to acquisitions.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(in thousands)
Net cash (used in)/provided by operating activities	$(5,286)	$57,917	$169,751	$169,776
Purchases of property and equipment and capitalized software	(25,112)	(13,038)	(58,863)	(35,936)
Free cash flow	$(30,398)	$44,879	$110,888	$133,840

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
	(dollars in thousands, except per share data)
Operating income	$58,388	$54,557	$195,670	$211,374
Add back: Amortization of intangible assets	23,431	22,690	70,599	67,951
Adjusted operating income excluding amortization of intangible assets (Non-GAAP)	$81,819	$77,247	$266,269	$279,325
Adjusted operating income margin excluding amortization of intangible assets (Non-GAAP)	6.9%	6.9%	7.3%	8.1%

Net income	$30,863	$31,335	$102,646	$134,761
Add back: Amortization of intangible assets, net of tax	17,276	16,750	52,082	50,164
Adjusted net income excluding amortization of intangible assets (Non-GAAP)	$48,139	$48,085	$154,728	$184,925

Diluted earnings per share	$0.50	$0.51	$1.67	$2.17
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.28	0.27	0.85	0.80
Adjusted diluted earnings per share excluding amortization of intangible assets (Non-GAAP)	$0.78	$0.78	$2.52	$2.97